Exhibit 5.20

CONSENT OF K. BESEMANN

The undersigned hereby consents to the quotation or summary of the portions prepared by me of the report entitled “Côté Gold Project, Ontario, NI 43-101 Technical Report on Feasibility Study” with an effective date of November 1, 2018 in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Karen Besemann
By:	Karen Besemann, P. Geo
Hydrogeologist
GOLDER ASSOCIATES LTD.

Dated: May 15, 2020